ANCORA®

Overview: The Case for Change at Elanco's 2024 Annual Meeting

Prepared by Ancora Alternatives
February 2024

Disclaimer

Ancora Alternatives LLC and its affiliates (collectively, "Ancora") exclaim that the information contained herein is provided for informational purposes only and does not constitute an offering or the solicitation of an offer to purchase an interest in any investment. Any such offer or solicitation will only be made to qualified investors by means of a confidential private placement memorandum and only in those jurisdictions where permitted by law. No part of this presentation may be reproduced in any manner without the written permission of Ancora. Each person who has received or viewed this presentation is deemed to have agreed: (i) not to reproduce or distribute this presentation, in whole or part; (ii) not to disclose any information contained in this document except to the extent that such information was (a) previously known by such person through a source (other than Ancora) not bound by any obligation to keep confidential such information, (b) in the public domain through no fault of the person, or (c) later lawfully obtained by such person from sources (other than Ancora) not bound by any obligation to keep such information confidential; and (iii) to be responsible for any disclosure of this document by such person or any of its employees, agents or representatives.

This presentation is for discussion and general informational purposes only. The views expressed herein are those of Ancora and are based on or derived from publicly available information. Certain financial information and data used herein have been obtained or derived from filings made with the Securities and Exchange Commission ("SEC") by Elanco Animal Health, Inc. ("Elanco," ELAN," or the "Company") and other public sources. Ancora has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made as to the accuracy of data or information obtained or derived from filings made with the SEC by ELAN or from any third party source.

This document may contain forward-looking statements and projections that are based on our current beliefs and assumptions and on information currently available that we believe to be reasonable. All statements that are not historical facts are forward-looking statements, including any statements that relate to future market conditions, results, operations, strategies or other future conditions or developments and any statements regarding objectives, opportunities, positioning or prospects. Forward-looking statements are necessarily based upon speculation, expectations, estimates and assumptions that are inherently unreliable and subject to significant business, economic and competitive uncertainties and contingencies, and prospective investors may not put undue reliance on any of these statements. Forward looking statements are not a promise or guaranty about future events.

Past performance is not indicative of future results, and there can be no assurance that Ancora will achieve comparable results, that targeted returns, diversification or asset allocations will be met, or that Ancora will be able to implement its investment strategy and management approach or achieve its investment objectives. An investment will be subject to a wide variety of risks and considerations. All investments involve risk, including the loss of principal.

Other shareholders or potential shareholders of ELAN should make their own determination concerning an investment in ELAN. Ancora reserves the right to change any of its views expressed herein at any time as it deems appropriate. Ancora disclaims any obligations to update the information contained herein, except as may be required by law. There is no assurance or guarantee with respect to the prices at which any securities of ELAN will trade, and such securities may not trade at prices that may be implied herein. The estimates and projections set forth herein are based on assumptions that Ancora believes to be reasonable but there can be no assurance or guarantee that actual results or performance of ELAN will not differ, and such differences may be material.

No federal or state agency or regulatory or self-regulatory authority has approved the contents of this presentation or the offering of interests in the funds, and any representation to the contrary is unlawful.

TABLE OF CONTENTS

SECTION I

Executive Summary

About Ancora Alternatives

ANCORA

$8.8 billion AUM

Ancora Alternatives LLC is the alternative asset management division of Ancora Holdings Group, LLC, which is a diversified investment and wealth management platform overseeing more than $8.8 billion in client assets based in Cleveland, Ohio.

Led by James Chadwick, Ancora Alternatives LLC manages nearly $1.5 billion for a diversified group of institutional investors and qualified individual clients.

The Alternatives team has a track record of using private and, when necessary, public engagement with portfolio companies to catalyze corporate governance improvements and long-term value creation.

Recent Value-Enhancing Collaborations

MUELLER

- ✓ Accelerated board refresh with two independent designees in 2022.
- ✓ Secured formation of Capital Allocation and Operations Committee in 2022.
- ✓ Renewed settlement agreement in August 2023.
- ✓ Supporting leadership transition and formal search process for new CEO.

Berry

- ✓ Accelerated board refresh with three independent directors in 2022.
- ✓ Secured formation of Capital Allocation Committee in 2022.
- ✓ Engagement led to business optimization strategy, strategic alternatives for HH&S segment and new CEO who has delivered value.
- ✓ Renewed settlement agreement in October 2023.

rb GLOBAL™

- ✓ Secured the appointment of an independent designee in early 2023.
- ✓ Publicly advocated for merits of revised IAA-Ritchie Bros transaction in early 2023.
- ✓ Helped successfully close transaction in March 2023.

Situation Overview: Why Shareholder-Driven Change Is Urgently Needed at Elanco This Year

- Ancora has an approximately 3% position in Elanco, which is an animal health company in a secularly growing industry that has delivered poor margins, sluggish drug commercialization, negative shareholder returns and indefensible governance policies for years.
- Ancora has nominated four highly qualified director candidates who possess direct industry experience, supply chain expertise and corporate governance acumen to replace four underperforming directors up for election at the 2024 Annual Meeting of Shareholders (the "Annual Meeting").
- Under the leadership of CEO Jeffrey Simmons and the current Board of Directors (the "Board"), Elanco has destroyed billions in shareholder value due to its failure to achieve any of the financial targets set forth at its IPO, the announcement of the Bayer Animal Health ("Bayer") acquisition or the 2020 Investor Day.
- Elanco's stock is down 50% since the Bayer acquisition, which has failed to yield the expected synergies and left the Company with a challenging debt load of approximately $5.5 billion.
- As it has done repeatedly in the past, Elanco's leadership will claim that the Company is at an "inflection point" but will fail to acknowledge that the current directors have presided over dismal total shareholder returns ("TSR"), utter failure in holding management accountable for execution and worst-in-class corporate governance.
- Ancora had been engaging privately with the Company for months in hopes of avoiding a public contest and has proposed a negotiated solution that would entail Board refreshment and Mr. Simmons retiring in 2025.

**Elanco is an animal healthcare company with promising products in a secularly growing industry.
This campaign is about bringing execution and accountability to an insular Board that has not properly overseen management and destroyed billions in shareholder value in the process.**

Billions in Shareholder Value Have Been Destroyed Under Elanco's Current Management and Board


Indexed TSR
205
185
165
145
125
105
85
65
45
25
Aug '19
Feb '24
61.9%
61.9%
9.9%
(33.5)%
(45.5)%
ELAN
Highly Correlated Proxy Peers
Pet Care Peers
BIGLAHCP Index
ZTS

Shareholders should not trust the management team or a Board that has overseen financial underperformance, poor capital allocation and unacceptable corporate governance.

Source: Bloomberg. Highly correlated proxy peers are: Agilent Technologies, Boston Scientific Corporation, Hologic, Inc., Regeneron Pharmaceuticals, Inc., Steris plc, Vertex Pharmaceuticals Inc. and Zoetis Inc. Pet care peers are: Chewy, Inc., Dechra Pharmaceuticals plc, Freshpet, Inc., Idexx Laboratories, Inc., Musti Group Oyj, Neogen Corporation, Petco Health and Wellness Company, Inc., PetIQ Inc., Phibro Animal Health Corporation, Rover Group, Inc., Swedencare, Trupanion, Inc. and Zoetis Inc.

Despite Claims of Being at an Inflection Point, New Directors Are Necessary to Ensure Accountability

For years, Elanco has made repeated claims about being on the precipice of value creation:

> *"We are at an inflection point of value creation…"*
>
> *"We are at an inflection point for growth…"*
>
> *"We're coming into the next era of innovation…"*


MAD MONEY
JIM CRAMER
ELANCO ANIMAL HEALTH ELAN
16.26 -0.11 -0.67%
MAD MONEY
SIMMONS: WE'RE CONFIDENT THAT WE'RE COMING INTO THE NEXT ERA OF INNOVATION FOR OUR COMPANY
an Equity Premium Income JEPI 56.89 +0.01
Norwegian Cruise Line NCLH
CNBC
DOW -62.30 -0.16%
S&P 500 -19.27
NASDAQ

- We anticipate Elanco will continue to talk up its growth potential and likely point to short-term performance and recent governance commitments as evidence of being at an inflection point.
- The reality is that this Board has failed to hold management accountable for its missteps and failed execution – and shareholders are frustrated.

The Board cannot be trusted to right the ship given its historic disregard for sound governance and inability to address long-term underperformance or fix its culture that lacks accountability.

Source: CNBC Mad Money clip, February 26, 2024.

A Purported Inflection Point Should Not Stifle Necessary Change at the Annual Meeting

We anticipate that the Board and Mr. Simmons will try to avoid accountability by suggesting change will disrupt the Company's pipeline.

Shareholders should consider the following points before giving leadership another year:

1. **A planned departure in 2025 positions Mr. Simmons to remain engaged during upcoming product launches while the Board plans for the future.**

2. **Shareholders will be de-risked if Mr. Simmons – who has not overseen value creation at Elanco – is gradually less involved in product strategy and pipeline oversight.**

3. **Executive Vice Presidents Ellen de Brabander, Ph.D. and Tim Bettington are the key players on the front lines of upcoming product launches.**

2024 Class Directors Have Unacceptable Track Records of Value Destruction



William F. Doyle
Director Since: 2020
Tenure TSR: -52.32%

- X Failed to attend at least 75% of Board meetings in 2022.
- X As a member of the Finance and Oversight Committee, Mr. Doyle oversaw an 85% decrease in reported net income and a 16% drop in adjusted EPS in 2023 vs. 2022.
- X Smallest ownership of Elanco stock among all directors and executive officers.
- X Ties to Elanco director Paul Herendeen from their time at Valeant Pharmaceuticals.



Art A. Garcia
Director Since: 2019
Tenure TSR: -56.48%

- X Institutional Shareholder Services ("ISS") recommended against Mr. Garcia's reelection in 2021 because of his failure to address Elanco's governance issues as a director.
- X Received just ~53% support from shareholders in 2021.
- X Named in a class action lawsuit in 2020 against Ryder System, where he previously served as CFO, alleging securities fraud.



Denise Scots-Knight
Director Since: 2019
Tenure TSR: -55.50%

- X ISS recommended against Ms. Scots-Knight's reelection in 2021 because of her failure to address Elanco's governance issues as a director.
- X Received just ~53% support from shareholders in 2021.
- X As member of the Compensation and Human Capital Committee, Ms. Scots-Knight has overseen Mr. Simmons being paid more than $30 million over the past three years despite negative shareholder returns.



Jeffrey N. Simmons *(CEO)*
Director Since: 2018
Tenure TSR: -62.06%

- X ISS recommended against Mr. Simmons' reelection in 2021 because of his failure to address Elanco's governance issues as a director.
- X Failed to execute on any financial target (revenue growth, gross and EBITDA margin, leverage and free cash flow) since Elanco's 2018 IPO, the 2019 Bayer acquisition or the 2020 Investor Day.
- X Ties to Elanco Former Board Chair R. David Hoover and director Michael Harrington from their time at Eli Lilly and Company before Elanco was spun off.

Source: Company filings, Institutional Shareholder Services, Ancora.

Current Leadership Has Overseen Years of Underperformance and Atrocious Corporate Governance

Elanco is a top four global animal health provider operating in an attractive, secularly growing industry, but significant value has been destroyed due to leadership's missteps.

- **Unreliable Forecasting and Financial Planning** ✗
- **Poor Capital Allocation** ✗
- **Ineffective Balance Sheet Management** ✗
- **Eroded Margins** ✗
- **Terrible Corporate Governance** ✗
- **Hollow Shareholder Engagement** ✗

Leadership cannot hide behind recent defensive maneuvers and the veil of improved governance. Elanco needs Board and management changes to ensure accountability and deliver a long-term, multi-year turnaround.

The Board's Recent Reactive Half-Steps Are Too Little, Too Late

Until our engagement, the Board embraced industry-worst corporate governance practices, including:

- ❌ An entrenched classified Board
- ❌ Less than majority shareholder support for several current directors
- ❌ A Board full of interconnected directors
- ❌ Onerous supermajority requirements for shareholders to effect change
- ❌ Minimal director ownership
- ❌ Denying shareholders basic rights
- ❌ Lack of transparency around stated strategy and actual execution
- ❌ Long-standing failure to recognize or address key governance issues

Recent Stock Price Improvement Indicates Investors Are Encouraged by Ancora's Engagement



The Market's Reaction to News of Ancora's Involvement Shows Shareholders Want Change
17
16
15
14
13
12
11
11/24
11/29
12/4
12/9
12/14
12/19
12/24
12/29
1/3
1/8
1/13
1/18
1/23
1/28
2/2
2/7
2/12
2/17
2/22
12/14: Bloomberg reports on Ancora's involvement. Stock closes at $13.77.
Day before earnings. Stock closes at $16.15.

Source: Bloomberg.

Our Highly Qualified, Independent Candidates Are the Right Change Agents for Elanco This Year



Kathy Turner
Former IDEXX Executive

- Former Global Chief Marketing Officer of IDEXX Laboratories (NASDAQ: IDXX), a close peer to Elanco.
- Spent 27 years at Abbott Laboratories (NYSE: ABT), a multinational medical devices and healthcare company.
- Animal healthcare executive with board experience.
- Aligned with shareholders; independent from Elanco directors and management.

Successful pet healthcare executive with significant global experience in both the animal health and broader healthcare industries.



Craig Wallace
Former Ceva Santé Animale CEO (North America/Pacific)

- Former CEO of one of the top animal health companies in the world, Ceva Santé Animale.
- Former executive at Trupanion, Inc. (NASDAQ: TRUP), a pet insurance provider.
- Animal healthcare executive with board experience.
- Aligned with shareholders; independent from Elanco directors and management.

Experienced animal health and veterinary executive, most recently leading one of the largest animal health companies in the world.



James Chadwick
Major Elanco Shareholder

- Seasoned investor with significant capital allocation, finance and capital markets expertise.
- Track record of helping companies implement positive and long-lasting governance enhancements.
- Prior public company board experience.
- Aligned with shareholders; independent from Elanco directors and management.

Representative of the nominating shareholder with significant investment in Elanco, who possesses additive experience in capital allocation, finance and strategic restructurings, and executive succession processes.



Andrew Clarke
Logistics and Supply Chain Expert

- Former CFO of C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW) and Forward Air Corporation (NASDAQ: FWRD) with supply chain expertise.
- Extensive finance and accounting acumen.
- Prior public company board experience.
- Aligned with shareholders; independent from Elanco directors and management.

Proven corporate leader and supply chain expert with experience in areas that include capital allocation, cost management initiatives, corporate governance and executive succession planning.

How Our Slate Intends to Enhance Value for Elanco Shareholders

✓ **Add Necessary Expertise to the Board:** Install directors with direct industry experience, corporate governance acumen and turnaround/restructuring experience to improve the Board's sense of urgency in driving value for shareholders through business optimization, improved governance and management oversight.

✓ **Establish Culture of Accountability and Execution:** Hold management accountable after several years of missed expectations and significant value destruction.

✓ **Commit to an Orderly CEO Succession Process:** Initiate an orderly CEO succession process with newly-appointed directors leading the search for a leader with a history of value creation.

✓ **Pursue Cost Reduction & Margin Improvement:** Publicly commit to a margin improvement strategy with specific margin targets as well as a timeline associated with achieving these results.

In the coming weeks, our slate will release details regarding its vision for delivering enhanced value for long-suffering Elanco shareholders.

SECTION II

Where Elanco Stands Today

Leadership Has Failed to Deliver on the "Bet-The-House" Bayer Acquisition in 2019

Elanco has underperformed against all benchmarks in all evaluated timeframes.



1 Year
3 Year
Bayer Acquisition
Elanco IPO
.0%
(20.0)%
(40.0)%
(60.0)%
(80.0)%
(100.0)%
(120.0)%
(140.0)%
(160.0)%
(180.0)%
(200.0)%
(24.1)%
(12.8)%
(24.1)%
(13.4)%
(78.8)%
(78.8)%
(21.4)%
(32.5)%
(114.5)%
(114.5)%
(86.5)%
(189.1)%
(157.4)%
(124.5)%
ELAN vs. ZTS
ELAN vs. Median of Highly Correlated Proxy Peers
ELAN vs. Pet Care Peers
ELAN vs. BIGLAHCP Index

Source: Bloomberg. Highly correlated proxy peers are: Agilent Technologies, Boston Scientific Corporation, Hologic, Inc., Regeneron Pharmaceuticals, Inc., Steris plc, Vertex Pharmaceuticals Inc. and Zoetis Inc. Pet care peers are: Chewy, Inc., Dechra Pharmaceuticals plc, Freshpet, Inc., Idexx Laboratories, Inc., Musti Group Oyj, Neogen Corporation, Petco Health and Wellness Company, Inc., PetIQ Inc., Phibro Animal Health Corporation, Rover Group, Inc., Swedencare, Trupanion, Inc. and Zoetis Inc. End date is 12/13/2023, the day before Bloomberg reported on Ancora's involvement.

Underperformance Has Been Persistent Under the Current Board and Management Team


ELANCO'S HISTORICAL STOCK PRICE PERFORMANCE
Elanco Animal Health Incorporated Announces IPO Closing
September 20, 2018
Elanco Closes Acquisition of Bayer Animal Health
August 3, 2020
Elanco Animal Health Hosts Investor Day, Demonstrating Inflection Point Toward Accelerated Value Creation
December 15, 2020
CUTS 2022 FY GUIDANCE
Q1, Q2, Q3 2022
Bloomberg
Elanco Animal Health CEO Targeted by Activist Investor Ancora
December 14, 2023
Elanco Announces Agreement to Acquire Bayer's Animal Health Business
August 20, 2019
THE WALL STREET JOURNAL.
Starboard Takes Elanco Stake, Nominates Three to Its Board
March 3, 2021
Elanco Appoints New Independent Directors to the Board and Expands Innovation and Operational Oversight
December 14, 2020
SETS LOWER THAN EXPECTED 2023 GUIDANCE
Feb 21, 2023 – Q4 2022
Seeking Alpha
Elanco drives animal health stocks lower as 2023 guidance disappoints
$40
$35
$30
$25
$20
$15
$10
$5
$0
9/21/2018
11/21/2018
1/21/2019
3/21/2019
5/21/2019
7/21/2019
9/21/2019
11/21/2019
1/21/2020
3/21/2020
5/21/2020
7/21/2020
9/21/2020
11/21/2020
1/21/2021
3/21/2021
5/21/2021
7/21/2021
9/21/2021
11/21/2021
1/21/2022
3/21/2022
5/21/2022
7/21/2022
9/21/2022
11/21/2022
1/21/2023
3/21/2023
5/21/2023
7/21/2023
9/21/2023
11/21/2023
1/21/2024

Source: Closing share price data from Bloomberg.

Mr. Simmons' Track Record of Value Destruction Has Lost Him Credibility With Shareholders

Under his leadership as CEO, total shareholder returns have been abysmal, and Mr. Simmons has done nothing other than to reiterate that the Company is at "an inflection point."

- Since its IPO, Elanco has underperformed nearly all relevant benchmarks – destroying billions in shareholder value.
- Elanco has underperformed peers such as Zoetis and relevant indices by a significant margin.
- Mr. Simmons oversaw the Bayer acquisition, which the Company overpaid for and resulted in an over-levered balance sheet.
- As a leader, Mr. Simmons has failed to execute on every financial target since the IPO:
  - × Revenue Growth
  - × Gross Margin
  - × EBITDA Margin
  - × Leverage
  - × Free Cash Flow

Elanco Total Shareholder Returns

1-Year	2-Year	3-Year	5-Year	CEO Tenure	Bayer Acquisition	Org. Changes
4.43%	-50.76%	-52.32%	-58.02%	-62.06%	-49.89%	-52.47%

"**Let me be very clear. The foundational plan that we have that we launched the IPO on [...] is delivering on expectation**. We've seen that in the last four quarters. You've seen that in our guidance. We see no change to our foundational plan and feel very good about it."

Acquisition of Bayer by Elanco
8/20/2019



Mr. Simmons

Source: Ancora, Company filings, Bloomberg. TSR calculated through market close December 13, 2023.

Leadership Has Made Claims of Being at an "Inflection Point" for Years

Despite Mr. Simmons' claims that growth and value creation are just around the corner, margins have not improved and the synergies from the Bayer transaction have yet to be realized. Leadership's hollow promises have resulted in the erosion of shareholder confidence.

2020

"So again, I think we're at an **inflection point**...of value creation."

12/1/2020
Evercore ISI 3rd Annual HealthCONx Conference

"Elanco stands at an **inflection point**, positioned for accelerated long-term value creation for shareholders and society."

12/15/2020
2020 Investor Day

2021

"...we stand as a strategic global leader with a robust, diverse and durable portfolio, more access to the world's animals and at an **inflection point** to grow, innovate and deliver the next era of value."

1/12/2021
39th Annual JPMorgan Virtual Healthcare Conference

"We're now at an **inflection point** for growth."

5/19/2021
2021 Annual Meeting

2022

2023

"...we expect to see an **inflection point** in 2024."

5/9/2023
Q1 2023 Earnings Call

"I think the headline is we are at an **inflection point** as a company, second-largest independent animal health company."

9/11/2023
Morgan Stanley 21st Annual Global Healthcare Conference

Source: Company filings.

Elanco's Strategic Missteps and Poor Execution Have Led to a Collapse in the Company's Valuation

Elanco is a top four global animal health provider operating in an attractive, secularly growing industry...but significant value has been destroyed due to leadership's missteps.



Elanco EBITDA NTM Multiple
30.0x
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
54% Decline
2018
2019
2023
Elanco
Elanco Announces Agreement to Acquire Bayer's Animal Health Business
Elanco
BAYER

> *"But we are convinced that this is the right move to position Elanco for the long term. **Critically, this is not a change in our strategy. We do not intend to take a step backward in any financial performance commitments we've made. We intend to deliver what we've described in our IPO and, in some cases, even more quickly with this transaction.**"*

CEO Jeff Simmons Acquisition of Bayer by Elanco
8/20/2019

Source: Ancora, Company filings. 2018 and 2023 values represent Forward EBITDA Multiple. 2019 value represents LTM EBITDA Multiple.

Elanco Has Consistently Failed to Achieve Financial Targets

Elanco has failed to achieve any of its margin targets in the timeframe set forth at its IPO, at the announcement of the Bayer acquisition or at the 2020 Investor Day.


Elanco Margin Commitments
Gross Margin
60.0%
2024 Gross Margins Remain ~350bps below commitments
56.1%
Bayer Transaction & 2020 Investor Day Commitment
2024
Adjusted EBITDA Margin
31.0%
2024 EBITDA Margins Remain ~900bps below commitments
22.2%
Bayer Transaction & 2020 Investor Day Commitment
2024

> *"We're also adjusting the timeline by which we expect to achieve our longer-term margin targets laid out at our December 2020 Investor Day....* ***We remain committed to 60% gross margin and 31% adjusted EBITDA margin****, and we'll provide an update on timing in 2023..."*

CEO Jeff Simmons Q2 2022 Earnings Call
8/8/2022

Source: Ancora, Company filings, S&P Capital IQ.

Elanco Has Failed to Deliver EBITDA Growth Despite Significant Synergy Capture

Shareholders have been left frustrated as the execution on synergies targets has not translated into material EBITDA improvement. In fact, Elanco is estimated to see EBITDA below FY 2021 levels in 2024.



Elanco's Cumulative Adj. EBITDA Synergy Expectations
$60
$160
$75
$80
$210
$35
$45
$300
$400
2021
2022
2023E*
2024E*
2020 Investor Day
As of Year End 2021
As of Year End 2022



Elanco's Consensus EBITDA Estimate ($mm)
$1,059
2024 consensus EBITDA is ~$65mm below 2021 levels despite capturing $400mm of EBITDA synergies
$993
2021
2024E*

Source: Ancora, Company filings, FactSet. *Company expectations.

Elanco Continues to Disingenuously Highlight EBITDA Improvement


J.P. Morgan Healthcare Conference | January 2024
Improve Productivity and Cash Flow
Actions and progress to support investment in the business and de-leveraging
IPO to 2023
Improving margin through
Optimizing organization & footprint
Enhanced ownership mentality
API[1] sourcing improvements
SKU Rationalization
Key Proof Points
Expanded Margins ~$400 million of manufacturing productivity achieved from 2018 through 2023
Reduced Footprint[2] from 9 to 6 R&D sites; 20 to 18 internal manufacturing sites
Introduced Elanco Cash Earnings (ECE) to incentivize annual improvement in after-tax returns in excess of cost of capital
2024 and Beyond
Improving cash conversion through
Reduced project expense
Continued productivity improvements
Improvement in NWC, led by inventory
New high-margin blockbuster innovation
Near Term Expectations
Project Cash Costs: ~$1 billion since IPO; reduces to <$20 million annually in 2024+
~$380 million of cumulative Adj. EBITDA Synergies; expected at $400 million+ in 2024 as ERP consolidation completion is realized
Future innovation is expected to be accretive to corporate margin over time
Capital Allocation Priorities
Invest in the Business
R&D, Launch Readiness, Commercial Excellence
Debt Pay Down
Primary use of Free Cash Flow
Elanco

~$380 million of cumulative **Adj. EBITDA Synergies;** expected at $400 million+ in 2024 as ERP consolidation completion is realized

Company's presentation at J.P. Morgan Healthcare Conference 1/9/2024

"Again, we've captured about $400 million of EBITDA synergies over the last three or four years since closing the Bayer transaction. And we'll have that kind of now done into the 2024 run rate."

CFO Todd Young
Q3 2023 Earnings Call
11/7/2023

Elanco continues to push a disingenuous narrative regarding EBITDA.

In a recent presentation, $400 million in EBITDA synergies is highlighted when EBITDA is in fact much lower following the transaction.

Source: Company filings.

Elanco's Botched Bayer Acquisition Integration Has Failed to Generate Cash Flow

Elanco's free cash flow profile has been significantly impacted by the Bayer acquisition. The Company spent ~$650 million on project costs related to the integration of the business, EBITDA has actually declined since 2021, cash interest expense has increased significantly and net working capital has become a meaningful drag.

Factors Impacting Elanco Operating Cash Flow ($mm)

	Adj. EBITDA	Cash Interest	Operating Cash Flow
2021	$1,059	$221	$483
2022	$1,017	$266	$452
2023	$973	$379	$271

The Bayer acquisition has weakened Elanco's financial position.

"Importantly, we'll have strong cash flow generation as a result of this transaction, about $1 billion in operating cash flow in the second year and accelerating...."

Acquisition of Bayer by Elanco 8/20/2019

CEO Jeff Simmons

"Looking at our returns, Elanco will generate significant cash flow and exercise strong cash management to pay down debt, reducing interest cost as quickly as possible, increasing optionality of the business and most importantly delivering double digit EPS growth to unlock value for you, our shareholders."

Elanco 2020 Investor Day 12/15/2020

Source: Ancora, Company filings.

Elanco's Failed Execution of Bayer Acquisition Has Saddled the Company With Debt

Elanco's acquisition of Bayer and the Company's abject failure to deliver on financial targets set at the 2020 Investor Day has resulted in an over-levered balance sheet, which shareholders have paid dearly for over the past 24 months.

Elanco's Forecast Net Leverage Ratio at 2020 Investor Day



8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
1.0x
0.0x
7.0x
5.5x
4.0x
3.0x
5.6x
2020
2021
2022
2023
2023
Failure to achieve financial targets has left Elanco with a leverage profile of ~5.6x in 2023.

"Importantly, we'll have strong cash flow generation as a result of this transaction, about $1 billion in operating cash flow in the second year and accelerating, which means we can quickly de-lever from approximately 5 times to less than 3 times by the end of the second full year post-close..."

CEO Jeff Simmons on Acquisition of Bayer by Elanco 8/20/2019

"The global diversified strength of the combined business will generate enough cash flow for us to bring our leverage below 3 times adjusted EBITDA by the end of 2022. We realized the timing of our deleveraging is different than what we planned at the IPO by approximately two years. But we believe this delay is warranted by the compelling value proposition that our combined focused animal health company creates."

CFO Todd Young on Acquisition of Bayer by Elanco 8/20/2019

Source: Ancora, Company filings.

Elanco Has Shown an Appalling Disregard for Good Governance

- Shareholder frustration has shown itself in a meaningful way at the last three annual meetings.
- **Many directors received low support or less than a majority of votes – yet the Board has not addressed this.**
- This is noteworthy considering these directors were unopposed – each of these annual meetings have been **uncontested** elections – yet shareholder support remained low.
    - In contrast, there was substantial support for the new directors that joined the Board as part of a 2020 settlement with shareholder Sachem Head Capital Management.
- The combination of proxy advisory firm recommendations against incumbent directors and the horrific lack of shareholder support for the current Board reinforces that Elanco needs immediate change at the top.

The Board is clearly committed to ignoring the will of shareholders, underscoring its culture of entrenchment.

Vote Results Reveal Shareholder Frustration

2023

Nominee	For	Against	Abstain	Broker Non-Votes	% Approval
Michael J. Harrington	259,613,361	175,243,353	944,452	13,179,219	59.6%
R. David Hoover *(Fmr. Board Chair)*	125,220,272	309,651,471	929,423	13,179,219	28.7%
Deborah T. Kochevar	164,946,577	269,918,338	936,251	13,179,219	37.8%
Kirk P. McDonald	267,112,564	167,731,710	956,892	13,179,219	61.3%

2022

Nominee	For	Against	Abstain	Broker Non-Votes	% Approval
Kapila Kapur Anand	198,364,643	200,754,059	970,134	19,790,205	49.6%
John P. Bilbrey	350,053,222	49,368,489	667,125	19,790,205	87.5%
Scott D. Ferguson	385,630,842	13,791,160	666,834	19,790,205	96.4%
Paul Herendeen	385,628,571	13,795,461	664,804	19,790,205	96.4%
Lawrence E. Kurzius	198,862,475	199,777,499	1,448,862	19,790,205	49.7%

2021

Nominee	For	Against	Abstain	Broker Non-Votes	% Approval
William F. Doyle	311,486,687	83,244,313	559,998	23,044,714	78.9%
Art A. Garcia	211,799,189	182,927,605	564,204	23,044,714	53.6%
Denise Scots-Knight	211,010,337	183,724,049	556,612	23,044,714	53.5%
Jeffrey N. Simmons	248,518,711	146,230,797	541,490	23,044,714	63%

Source: Ancora, Company filings.

Elanco's Recent Governance Changes Are Merely "Window Dressing"

Despite our warning to not take defensive maneuvers in response to our efforts to engage, Elanco announced a new Chair on January 2 and is keeping former Chair R. David Hoover on the Board.

- The Board's recent move demonstrates it not only blatantly ignores shareholder feedback but also does not respect sound governance.
  - x How can Lawrence Kurzius be expected to handle his new responsibilities as Chair and *"drive sustainable growth and long-term value for shareholders"* when his predecessor sits in the same boardroom?
- As a director who has served on the Board for five years, Mr. Kurzius (and former Chair Mr. Hoover) is responsible for upholding anti-shareholder governance policies, including:
  - x A staggered Board
  - x Supermajority vote to enact changes to the Company's Charter; and
  - x Denying shareholders the right to amend bylaws
- ISS has been highly critical of Elanco, recommending shareholders vote against reelecting nine of 13 directors at the last three annual meetings.
  - x In 2023, ISS recommended against all directors for failing to respond to the lack of majority support for their candidacy at the 2022 Annual Meeting.


Elanco
News

2 January 2024

Elanco Animal Health Announces Planned Board Leadership Changes and Corporate Governance Actions

Lawrence Kurzius to become next Chairman of the Board

GREENFIELD, Ind. (January 2, 2024) – Elanco Animal Health Incorporated (NYSE: ELAN) announced today that the Board of Directors has named Lawrence E. Kurzius as its next Chairman of the Board, effective at the conclusion of the Company's 2024 Annual Meeting of Shareholders. Mr. Kurzius, a member of the Elanco Board since 2018, will succeed current Chairman, R. David Hoover, who will remain on the Board as an independent director.

Shareholders will not be duped by the Board's "window dressing" governance changes.

Source: Ancora, Company filings, ISS.

The Entire Board Has an Indefensible Track Record of Value Destruction



Lawrence E. Kurzius *(Chair)*
Director Since: 2018
Tenure TSR: -62.06%



Jeffrey N. Simmons *(CEO)*
Director Since: 2018
Tenure TSR: -62.06%



Kapila K. Anand
Director Since: 2018
Tenure TSR: -62.06%



John P. Bilbrey
Director Since: 2019
Tenure TSR: -55.50%



William F. Doyle
Director Since: 2020
Tenure TSR: -52.32%



Art A. Garcia
Director Since: 2019
Tenure TSR: -56.48%



Michael J. Harrington
Director Since: 2018
Tenure TSR: -62.06%



Paul Herendeen
Director Since: 2020
Tenure TSR: -52.32%



R. David Hoover *(Fmr. Chair)*
Director Since: 2018
Tenure TSR: -62.06%



Deborah T. Kochevar
Director Since: 2019
Tenure TSR: -55.50%



Kirk P. McDonald
Director Since: 2019
Tenure TSR: -55.50%



Denise Scots-Knight
Director Since: 2019
Tenure TSR: -55.50%

Source: Company filings. TSR calculated through market close December 13, 2023.

SECTION III

Our Nominees Will Bring Accountability to the Elanco Board

Our Nominees Have the Right Pet Healthcare Executive and Global Commercial Operations Expertise to Help Turn Around Elanco



Kathy Turner

Ms. Turner is a successful pet healthcare executive with significant global experience in both the animal health and broader healthcare industries.

- ✓ Previously held senior leadership positions in international commercial operations at IDEXX Laboratories (NASDAQ: IDXX), a global pet healthcare innovation company, from 2014 to 2023, including most recently serving as Global Chief Marketing Officer.
- ✓ Previously held various leadership roles during her nearly 30-year tenure at Abbott Laboratories (NYSE: ABT), a multinational medical devices and healthcare company where she most recently led commercial operations for Europe.
- ✓ Previously served on the Executive Leadership Team of Health for Animals, an organization that focuses on animal health products and animal well-being, and the Nutrition and Technology Innovation Advisory Board of Kiasco Animal Health, an animal health event series that connects innovation and investments.
- ✓ Currently on the board of directors of Veterinarians Without Borders, an organization that promotes animal well-being, human health and economic development domestically and internationally.



Craig Wallace

Mr. Wallace is an experienced animal health and veterinary executive, most recently leading one of the largest animal health companies in the world.

- ✓ Former Chief Executive Officer (North America/Pacific) of Ceva Santé Animale, the fifth largest animal health company worldwide.
- ✓ Previously held leadership roles at Trupanion, Inc. (NASDAQ: TRUP), a pet insurance provider, and Fort Dodge Animal Health, a global manufacturer of animal health products for the livestock, companion animal, equine, swine and poultry industries.
- ✓ Currently runs an animal health and human healthcare investment firm and serves on the boards of directors of companies including 1C, a pet retail distributor, and KeraVet Bio, a veterinary wound care company.
- ✓ Previously served on the boards of directors of organizations including the National Commission on Veterinary Economic Issues and the Kansas City Animal Health Corridor Advisory Board.

Our Nominees Have the Right Capital Allocation, Corporate Governance, Supply Chain Management and Succession Planning Expertise to Help Turn Around Elanco



James Chadwick

Mr. Chadwick, a representative of the nominating shareholder, possesses additive experience in capital allocation, finance and strategic restructurings, and executive succession processes.

- ✓ Current President of Ancora Alternatives LLC, where he manages approximately $1.5 billion in capital for partners that include pensions, foundations, and institutional and individual clients.
- ✓ Seasoned investor with a track record of helping companies implement positive and long-lasting governance enhancements, including de-classifications, voting standard changes and director refreshments.
- ✓ Former Senior Analyst at Relational Investors LLC, a pioneer in constructivist investing.
- ✓ Previously served on the boards of directors of companies that include Stewart Information Services Corporation (NYSE: STC), Hill International, Inc. (f/k/a NYSE: HIL) and Riverview Bancorp, Inc. (NASDAQ: RVSB).



Andrew Clarke

Mr. Clarke is a proven corporate leader and supply chain expert with experience in areas that include capital allocation, cost management initiatives, corporate governance and executive succession planning.

- ✓ Current Chairman of Global Critical Logistics, a provider of freight forwarding and logistics.
- ✓ Former Chief Financial Officer of C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW), a global logistics company.
- ✓ Former Chief Financial Officer of Forward Air Corporation (NASDAQ: FWRD), an asset-light freight and logistics company, and former President and Chief Executive Officer of Panther Expedited Services (n/k/a Panther Premium Logistics).
- ✓ Currently serves on the board of directors of Element Fleet Management Corp. (TSX: EFN), where he serves on the Audit Committee and Credit and Risk Committee.
- ✓ Previously served on the boards of directors of companies that include Logistics Innovation Technologies Corp. (NASDAQ: LITT), Oregon Tool (f/k/a Blount International, NYSE: BLT) and Pacer International, Inc. (f/k/a NASDAQ: PACR).

An Overview of Our Slate's Vision for Improved Governance and Enhanced Value at Elanco

Add Necessary Expertise to the Board

Install experienced, independent directors to improve the Board's sense of urgency in driving value for shareholders through business optimization, improved governance and management oversight.

Commit to an Orderly CEO Succession Process

Initiate an orderly CEO succession process with newly appointed directors leading the search for a leader with a history of value creation.

Establish Culture of Accountability and Execution

Hold management accountable after several years of missed expectations and significant value destruction.

Pursue Cost Reduction and Margin Improvement

Publicly commit to a margin improvement strategy with specific margin targets as well as a timeline associated with achieving these results.

Our slate of nominees looks forward to detailing its ideas, suggestions and vision for Elanco as the Annual Meeting draws closer.

SECTION IV

Appendix

TSR and Elanco Peer Methodology

The below chart demonstrates why this group of "highly correlated peers" was used in our presentation. Nearly half of Elanco's proxy peers are poorly correlated with Elanco's stock price and as such, do not make for an appropriate comparison.



Proxy Peer Correlation
Baxter International
Perrigo
Endo International
Incyte
Dentsply Sirona
Zimmer Biomet Holdings
Edwards Lifesciences
Charles River Laboratories International
Idexx Laboratories
Zoetis
Agilent Technologies
Steris
Boston Scientific
Hologic
Vertex Pharmaceuticals
Regeneron Pharmaceuticals
-100.0% -80.0% -60.0% -40.0% -20.0% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0%

Source: Bloomberg. Highly correlated proxy peers are: Agilent Technologies, Boston Scientific Corporation, Hologic, Inc., Regeneron Pharmaceuticals, Inc., Steris plc, Vertex Pharmaceuticals Inc. and Zoetis Inc. Pet care peers are: Chewy, Inc., Dechra Pharmaceuticals plc, Freshpet, Inc., Idexx Laboratories, Inc., Musti Group Oyj, Neogen Corporation, Petco Health and Wellness Company, Inc., PetIQ Inc., Phibro Animal Health Corporation, Rover Group, Inc., Swedencare, Trupanion, Inc. and Zoetis Inc.

ANCORA®